Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

May 28, 2021

First Advantage Corporation 1 Concourse Parkway NE, Suite 200

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as counsel to First Advantage Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the issuance by the Company of an aggregate of up to [•] shares of Common Stock, par value $0.01 per share (the “Common Stock”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Primary Shares”) and (ii) the sale by certain selling stockholders referred to in the Registration Statement of an aggregate of up to [•] shares (together with any additional shares of such stock that may be sold by certain selling stockholders pursuant to Rule 462(b), the “Selling Stockholder Shares”) of Common Stock currently issued and outstanding.

BEIJING HONG KONG HOUSTON LONDON LOS ANGELES PALO ALTO SãO PAULO SEOUL TOKYO WASHINGTON, D.C.

Simpson Thacher & Bartlett LLP
First Advantage Corporation	-2-	May 28, 2021

We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) (A) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware, (B) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Primary Shares and (C) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Primary Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholder Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP